                                                                      Exhibit 11


                         NU HORIZONS ELECTRONICS CORP.
                                   EXHIBIT 11

--------------------------------------------------------------------------------
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    ----------------------------------------
                                  (Unaudited)

                                                            FOR THE THREE                        FOR THE SIX
                                                             MONTHS ENDED                       MONTHS ENDED
                                                 ----------------------------------------------------------------------
                                                       August            August            August            August
                                                     31, 1998          31, 1997           31, 1998          31, 1997
                                                 ----------------------------------------------------------------------
BASIC EARNINGS:
--------------
Net Income                                             $ 1,230,824       $ 1,071,416        $ 2,352,175     $ 2,573,803
                                                 ======================================================================

Weighted average number
of common shares outstanding                             8,753,076         8,746,826          8,753,076       8,746,826
                                                 ======================================================================

Basic earnings per common share                        $       .14       $       .12        $       .27     $       .29
                                                       ===========       ===========        ===========     ===========



DILUTED EARNINGS:
-----------------

Net income                                             $ 1,230,824       $ 1,071,416        $ 2,352,175     $ 2,573,803

Net (after tax) interest expense
related to convertible debt                                 85,000            85,000            170,000         170,000
                                                 ----------------------------------------------------------------------
Net income as adjusted                                 $ 1,315,824       $ 1,156,416        $ 2,522,175     $ 2,743,803
                                                 ======================================================================

SHARES:

Weighted average number of
common shares outstanding                                8,753,076         8,746,826          8,753,076       8,746,826

Stock options                                            1,734,450         1,285,450          1,734,450       1,285,450

Assuming conversion of
convertible debt                                           784,333           784,333            784,333         784,333
                                                 ----------------------------------------------------------------------

Weighted average number
of common shares outstanding
as adjusted                                             11,271,859        10,816,609         11,271,859      10,816,609
                                                 ======================================================================

DILUTED EARNINGS PER
                                                       $       .12       $       .11        $       .22     $       .25
COMMON SHARE                                           ===========       ===========        ===========     ===========



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